
EXHIBIT  11.1

                                    SBE, INC.
                STATEMENTS OF COMPUTATION OF NET INCOME PER SHARE
              FOR THE THREE MONTHS ENDED JANUARY 31, 2000 AND 1999
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                         Three  months  ended
                                              January  31,
                                         --------------------

                                            2000        1999
                                         --------     -------
BASIC

Weighted average number of
 common shares outstanding                 2,828       2,823
                                         --------    --------

Number of shares for computation of
 net income per share                      2,828       2,823
                                         ========    ========

Net income                                $1,079      $1,230
                                         ========    ========

Net income per share                      $ 0.38      $ 0.44
                                         ========    ========


DILUTED

Weighted average number of
 common shares outstanding                 2,828       2,823

Shares issuable pursuant to options granted
 under stock option plans, less assumed
 repurchase at average market value
 for the period                              118         207
                                         --------    --------

Number of shares for computation of
 net income per share                      2,946       3,030
                                         ========    ========

Net income                                $1,079      $1,230
                                         ========    ========

Net income per share                      $ 0.37      $ 0.41
                                         ========    ========

